Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

New Contracts at Commonwealth Biotechnologies, Inc.

Focus is in Bio Defense Related Work

RICHMOND, VA (July 1, 2004) Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE) is pleased to announce additional new bio-defense related contract work. The new contracts total nearly $1.2 million and are with government and private sector clients.

The first of the new contracts is with BEI Resources and is valued at $ 230,000. BEI Resources (Biodefense and Emerging Infections Research Resource) is a new national repository of select agent-related materials being organized by the American Type Culture Collection, Manassas, VA. The BEI repository was established by the National Institute of Allergy and Infectious Diseases (NIAID) under the auspices of a $117 million award to ATCC to acquire, authenticate, store, and distribute state-of-the-art research and reference reagents to the scientific community and to provide current information to facilitate research and product development for biodefense and emerging infectious diseases. CBI has already begun work on the first new contract in its expanded BSL-3 suite. Construction of this new lab suite was funded using money realized from CBI’s recent PIPE investment. On completion of this initial task, expected to be by the fourth quarter of 2004, CBI hopes to be funded for additional tasks from BEI.

Another of the new contracts is of a classified nature and is valued at nearly $ 800,000. The Company is prohibited from revealing additional details pertaining to this contract other than to say that the focus of the program is on developing new laboratory analyses for select agent pathogens. Work on this two-year program will begin in July 2004.

CBI is also pleased to announce yet another add-on to its contract with Vistronix, Inc., McLean, VA, valued at about $150,000, for the period July through October 2004 under which CBI will continue to perform its screening assays for the presence of bio-agents, including ricin and anthrax, in swab samples taken from mail sorting facilities. This is the third such add-on to its base contract and CBI expects that the contract will be renewed on a yearly basis beginning in Federal fiscal year of 2005.

“These new contracts will involve virtually all of CBI’s core technology platforms, “ said Thomas R. Reynolds, Executive VP for Science and Technology, and Program Manager for two of the new contracts. “CBI is being recognized for its collective expertise in such diverse areas as analytical chemistry, molecular genetics, and microbial forensics. The fact that we are CLIA certified and operate fully accredited BSL-3 and DNA reference laboratories makes us unique in amongst our peer competition group.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,700 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will compete effectively for additional contracts. Any of these contracts may be terminated in accordance with the their terms. Consequently, CBI cannot assure investors that it will receive all funds referred to herein. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.